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                                                                       EXHIBIT 1

                    AMENDMENT NO. 2 DATED AS OF MAY 30, 2000
                           TO SHAREHOLDER RIGHTS PLAN
                         BETWEEN REALNETWORKS, INC. AND
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


        WHEREAS, RealNetworks, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), entered into the Shareholder Rights Plan dated as of December 4, 1998, as amended by Amendment No. 1 dated as of January 21, 2000 (the "Rights Agreement");

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to increase the purchase price and the redemption price of the Rights thereunder;

        WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in any respect without approval of the holders of rights prior to a Distribution Date (as therein defined);

        WHEREAS, a Distribution Date has not occurred;

        WHEREAS, the Board of Directors of the Company authorized and approved this Amendment at a Meeting of the Board of Directors of the Company on April 13-14, 2000; and

        WHEREAS, the Rights Agent has agreed to the amendment of the Rights Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

        1. Amendment of Rights Agreement.

        (a) Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

               Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

               (b) The Purchase Price for each 1/1,000th of a Preferred Share pursuant to the exercise of a Right shall be $300, shall be subject to adjustment from time to time as provided in the next sentence and in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below. Anything in this Agreement to the contrary notwithstanding, in the event that at any time after the date of this Agreement and prior to the Distribution Date, the Corporation shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by
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payment of dividends in Common Shares) into a greater or lesser number of Common
Shares, then in any such case, each Common Share outstanding following such subdivision, combination or consolidation shall continue to have a Right associated therewith and the Purchase Price following any such event shall be proportionately adjusted to equal the result obtained by multiplying the Purchase Price immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event. The adjustment provided for in the preceding sentence shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

        (b) In light of adjustments to the Redemption Price as a result of stock splits prior to the date hereof, Section 23(a)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

               Section 23. Redemption and Termination.

               (a) (i) The Board of Directors of the Corporation may, at its option, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "REDEMPTION PRICE"), at any time prior to the earlier of (x) the occurrence of a Section 11(a)(ii) Event, or (y) the Final Expiration Date. The Corporation may, at its option, pay the Redemption Price either in Common Shares (based on the "current per share market price," as defined in Section 11(d) hereof, of the Common Share at the time of redemption) or cash; provided that if the Corporation elects to pay the Redemption Price in Common Shares, the Corporation shall not be required to issue any fractional Common Shares and the number of Common Shares issuable to each holder of Rights shall be rounded down to the next whole share.

        2. No Other Changes. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

        3. Direction of Company. Pursuant to Section 27 of the Rights Agreement, the Company directs the Rights Agent to execute this Amendment.

        4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.





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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                            REALNETWORKS, INC.


                                            By:   /s/ Robert Glaser
                                               ---------------------------------
                                            Name:  Robert Glaser
                                            Title:   Chief Executive Officer




                                            CHASEMELLON SHAREHOLDER SERVICES,
                                              L.L.C., as Rights Agent


                                            By:  /s/ Thomas L. Cooper
                                               ---------------------------------
                                            Name:  Thomas L. Cooper
                                            Title:  Assistant Vice President